                                                     PruSelect III Life Insurance Contract
                                                             Prospectus Filing May 2006

       Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were dedcuted the from annual investment returns of the sub-accounts

       Gross Investment Rate                                            6.00%
       less       Arithmetic Average of
                  Total Contractual Porfolio Expenses         -         0.80%
       less       Guaranteed
                  Mortality and Expense Fee                   -         0.50%
                                                                     ---------
       Fund Crediting Rate                                    =         4.70%

                                                                    PruSelect III Life Insurance Contract
                                                                           Prospectus Filing May 2006
   Male     Preferred      NonSmoker
Age:              45                                                                 Level Death Benefit
Face:             600,000                                                                 CVAT
TTR:                      -                                                          Maximum Charges
                                                                                     Assume Annual Payment of $32,838 for 7 years
                                                                                     Hypothetical Annual Return of 6% Gross, 4.7%  net
Policy --- Year 5
                               (0a)           (0b)           (1)           (2)            (3)           (3a)         (4)        (5)          (6)            (7)            (8)              (9)              (10)           (11)           (12)            (13)              (14)
                                BOP           BOP                                         Per                        Per       Montly                      Total                           Total              EOP                          EOP              EOP              EOP
                             Contract        Accum         Premium      Per Policy      Premium       Invested      $1,000      Cost       Monthly       Contract       Surrender           Cash             Basic        Corridor       Corridor          Death            Accum
   Month         YEAR          Fund          Prems          Paid          Loads          Loads         Premium       Load      Of Ins      Interest        Fund           Charge         Surr Value           DB           Factor           DB           Benefits         Prems Paid

     1              5       103,116        145,023        32,838             10          7,389        25,439         30        185            492       128,833                -          128,833           600,000        2.67          343,984         600,000          178,443
     2              5       128,833        178,443             -             10              -           (10)        30        185            493       129,101                -          129,101           600,000        2.67          344,701         600,000          179,028
     3              5       129,101        179,028             -             10              -           (10)        30        184            494       129,371                -          129,371           600,000        2.67          345,421         600,000          179,614
     4              5       129,371        179,614             -             10              -           (10)        30        184            495       129,642                -          129,642           600,000        2.67          346,144         600,000          180,202
     5              5       129,642        180,202             -             10              -           (10)        30        184            496       129,914                -          129,914           600,000        2.67          346,871         600,000          180,792
     6              5       129,914        180,792             -             10              -           (10)        30        184            497       130,187                -          130,187           600,000        2.67          347,600         600,000          181,384
     7              5       130,187        181,384             -             10              -           (10)        30        184            498       130,462                -          130,462           600,000        2.67          348,333         600,000          181,977
     8              5       130,462        181,977             -             10              -           (10)        30        184            499       130,737                -          130,737           600,000        2.67          349,068         600,000          182,573
     9              5       130,737        182,573             -             10              -           (10)        30        184            500       131,014                -          131,014           600,000        2.67          349,807         600,000          183,171
    10              5       131,014        183,171             -             10              -           (10)        30        184            502       131,292                -          131,292           600,000        2.67          350,549         600,000          183,770
    11              5       131,292        183,770             -             10              -           (10)        30        184            503       131,571                -          131,571           600,000        2.67          351,294         600,000          184,372
    12              5       131,571        184,372             -             10              -           (10)        30        183            504       131,851                -          131,851           600,000        2.67          352,042         600,000          184,976

( 0a)       BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)       BOP Accum Prems = accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)        Premium paid  = $32,838

(2)        Per Policy load = $10 per month.

(3)        Sales and Admin Load = 22.5% of premium paid

(4)        Per $1,000 load  -   $0.05 per month per 1,000 of insurance amount

(5)        Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male NonSmoker

(6)        Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.68% is the crediting interest rate.

(7)        Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)        Surrender Charges - there are no surrender charges on this product

(9)        Total Cash Surr Value  =  Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)        EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)        Corridor factor  - cash value accumulation corridor factor for Male age 45 NonSmoker CVAT

(12)        EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)        EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)        EOP Accum Prems Paid - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5